Exhibit 99.2

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

DANKA

Moderator: Ed Quibell

June 7, 2006

9:00 am CT

Operator:	Good morning. My name is (Niesha). And I will be your conference operator today. At this time I would like to welcome everyone to the Danka Fourth Quarter and Year End Results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press star then the number 2 on your telephone key pad.

Thank you. Mr. (unintelligible) you may begin your conference.

Man:	Thank you operator and welcome to Danka’s Fiscal 2006 Fourth Quarter and Year End Results call. Discussing the results will be Chairman and CEO A.D. Frazier and CFO Ed Quibell. After our remarks we’ll be happy to take your questions.

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995 and we hereby claim the safe harbor protection afforded by this Act for any such statements.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undue reliance on these statements which reflect our analyses only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from Danka’s website danka.com, or from investor relations. All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website.

As a matter of policy we do not generally make any specific projections as to future results nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial-in number and our website. Details can be found at danka.com or in our May 31 news release announcing this call.

Now here’s Chairman and CEO A.D. Frazier.

A.D. Frazier:	Good morning and thank you for joining us on the Danka conference call. I’m A.D. Frazier, Chairman of the Board and Chief Executive Officer of Danka as of March 14, 2006.

I know this call is primarily about the results for 2006 and Ed Quibell will present that shortly. But I imagine you’ll be wanting to hear about my experiences after two months on the job. And I’ll be happy to share that with you at the conclusion of Ed’s remarks. And then we will be available to answer all the questions we can.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Two things are obvious. I’m not from this industry and my time here has been short. So please excuse me for not getting into the fine point details right now.

However I am enthusiastic about taking your questions. And if we don’t have a complete answer for them we will seek it out and get it back to you. But first let’s go through the financial results for 2006. Ed?

Ed Quibell:	Thanks A.D. Please remember that the numbers we reported and that we will be discussing on this call including those from prior periods are from continuing operations and reflect the impact of fluctuations in the foreign currency exchange rates.

This is both our quarter year end and fiscal year end and therefore we have updated our Sarbanes-Oxley compliance status. We worked very hard on improving both our controls and the discipline of the company in executing on these controls.

We achieved a great improvement going from 11 material weaknesses last year to 1 this year. Believe me this was a huge effort and I thank everyone within Danka.

The one remaining weakness about our billing processes will take more work but we’re well on the way to address this. Please note that our financial statements are not affected by this weakness as we are sufficiently reserved against any potential issues. Enough on SOX.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

A second success story for the year was the reduction of operation expenses. We have addressed this on previous calls and I’m pleased to point out that we have exceeded our goals in this area.

I will start with the income statement. Consolidated revenue for the quarter was $271.2 million up from the previous quarter by 2.2% but down by 4.5% from the prior year quarter. On an annual basis consolidated revenues were $1.096 billion down from FY ‘05 by 6.1% of which 2.8% of the decline can be attributed to exchange rate movement.

Retail equipment and related sales for the quarter was up $5.1 million or 5.1% from the previous quarter but down $5.1 million or 4.6% from the prior year quarter. Increases from the prior year occurred in both the U.S. and Europe.

For the year retail equipment and related sales was up slightly from the prior year. This is the first time we have seen an increase in this area in seven years.

Retail services revenue was $122.3 million for the quarter up $1.4 million or 1.2% from the prior quarter but down $3.6 million or 2.9% from the same quarter in the prior year. This quarterly stabilization occurred in both the U.S. and Europe when compared sequentially.

On an annual basis retail services revenue was down $58.2 million from FY ‘05 or 10.4%. Retail supplies and rentals revenue was down 3.9% from the prior quarter and 19.4% from the same quarter last year.

On an annual basis retail supplies and rentals revenue was down 12.9% from the prior year. We did not see any major movement in wholesale sales for the quarter or the year when compared to prior periods and it remained reasonably flat.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Now turning to margins, consolidated gross margin for the fourth quarter was 29.3% as compared to 31.8% last quarter and 27.4% last year. The decline sequentially is mainly the result of increased competition in some key markets and less profit achieved in our supplies and rental sales.

However on a quarterly basis our margins did increase 190 basis points on a year over year basis. For the year margins were 31.9% down 270 basis points from FY ‘05 which was the result of a margin decline in both equipment sales and services due mainly to competitive market pressure.

Focusing on operating expenses we continue to the benefit of our cost cutting initiative which resulted in operating expenses of $88.3 million or 32.6% of revenue for the quarter.

This is down $35.7 million or 28.8% from the same quarter last year and on an annual basis our operating expenses declined by $77.8 million or 17.7% over the 2005 (unintelligible).

Q4 was greater than Q3 by $8.6 million but as you will recall Q3 was lower in part due to insurance refunds received as well as a one-time sales tax recovery both of which were recorded as a reduction to operating expenses in that quarter. Additionally in Q4 we incurred $2.6 million of additional planned professional fees for both SOX and audit.

Restructuring costs of $4.9 million were incurred in the fourth quarter for a total of $12.5 million for the year as compared to a $9.7 million in FY ‘05. This resulted in a Q4 adjusted operating loss from continuing operations excluding restructuring and impairment charges of $9.7 million versus a $45 million loss in Q4 for prior year.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

For the year we had an adjusted operating loss from continuing operations, again excluding restructuring and impairment charges of $12.2 million versus a $35.6 million loss in FY ‘05.

On a non-operating basis for the year we incurred $31.5 million loss in quarters 1 and 2 on the sale of our Canada and Latin American operations. Interest expense for the quarter was $8.1 million and was $31.7 million for the year which is consistent with the $31.5 million in financial year ‘05.

This resulted in a net loss of $22.9 million for the quarter versus an $8.3 million net profit for the prior quarter and a $136.1 million loss for the same quarter prior year. For the year we incurred a net loss of $79.2 million as compared to a net loss of $133.1 million in FY ‘05.

Now let’s look at the balance sheet. Net cash and restricted cash totaled $65 million. This is made up of $75 million less $10 million drawn down on the bank line as compared to $50.7 million in the prior quarter and $91.9 million in the prior year.

The major focus continues to be on improving overall liquidity of the company. Accounts receivable DSOs decreased from 56 days last quarter to 54 days this quarter. And on a year over year basis accounts receivable DSOs improved by 6 days which is a clear indication of improved customer satisfaction.

Inventory levels decreased to $80 million from $90.5 million in Q3 and $91 million in Q4 of 2005. Accounts payable and recruiting expenses of $259.3 million increased by $28.7 million from the prior quarter but is down $29.9 million for the prior year.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

The increase sequentially is the result of increases in interest accruals due to Q1 on our - due in Q1 on our senior and subordinated debt, restructured reserve, and the timing of inventory purchases for quarter end sales.

Capital expenditures were $4.9 million for the quarter as compared to $2 million in the prior quarter and $8.9 million in the prior year. For the year the total capital expenditures were $13.1 million versus $22.1 million in FY ‘05.

Cash and the management of the balance sheet continue to be key focuses going forward. We have shown improvement across the board and will be working hard to continue and improve on this trend.

Thank you and let me hand you back to A.D.

A.D. Frazier:	Thank you Ed. We’ll take questions on the financials at the conclusion of my remarks. I’m going to organize my presentation around two topics. First, observations during the first two months as CEO of Danka. And secondly, changes we have made in the operating policies and procedures aimed at refocusing on our core business.

First observation I want to take note of the excellent work that Ed has done in the 10 months he has been on board as CFO. By all accounts the financial management of Danka has taken significance steps forward under Ed’s leadership.

As a result of the efforts that Ed and his team have made we have improved the financial controls of the company significantly. This is manifest among

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

other ways by the fact that Sarbanes-Oxley material weaknesses have been reduced from 11 in 2005 to 1 in 2006. And we’ll be working diligently in the year ahead to fix that one.

Secondly and most importantly we should note that the economics of our business are fundamentally different at the start of 2007 than they were a year ago because of the expense reduction efforts made throughout the company during the year.

While we will need to do a bit more of that in 2007 I believe the worst of it is behind us. Please keep this fact in mind as you listen to the remainder of my presentation because it’s a key factor on which our strategy turns. Any future reductions we make for expense saving purposes will not come from our cadre of sales or service personnel.

Third over the past year or so in the U.S. the company has engaged in a strategy of diversifying away from the core business of buying and selling copiers and servicing them. This has created some confusion in the market place and among Danka’s employees as to our future strategic direction.

We intend to be good business partners where we have formed alliances but I intend to re-evaluate this diversification strategy from top to bottom on a go forward basis while emphasizing execution excellence in our core business.

The fourth observation is that our European partners appear - colleagues appear not to have had to struggle with the revenue expense imbalance issue to quite the same degree as the U.S. operation in my opinion. As a result they have maintained a more stable financial and market presence during the recent past.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

While competition in Europe is certainly no less keen than in the U.S. our divisions there appear to have brought to bear a number of management practices and tools that enabled them to adapt to it more quickly than we have in the U.S.

With the comment about the copier business as described it has been described to me in the analogy of the razor and the razor blade business in which the machine marketing investment is made purely to gain the service annuity revenue.

After careful examination I disagree with this concept in its entirety. It is my view that this concept has led to a significant decline in hardware margins without a corresponding increase in service profitability.

And finally over the past several years while the company was reducing costs and outsourcing a number of critical and expensive functions I believe we lost focus on certain key elements of what has made Danka successful in the past. And in the near term a significant amount of my time will be spent in knitting these elements back together building onto the resources at hand.

The first of these resources are our loyal customers. As with any company in our business a large portion of sales and service growth comes from existing customers. Because these customer relationships are so critical to our future success I intend for us to defend them vigorously with strategic assistance on hardware usage, appropriate pricing, and superior service.

The second asset to build on is our core of highly skilled, highly trained, and highly motivated staff members. Over the past two months I have held 14 town hall meetings with our people, first to listen to their needs and opinions and to learn from them, and second to let them know clearly what I expect from them. I intend to visit the rest of the operation in Europe and in the U.S. by the end of the second quarter.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Wherever I go I am pleased but no longer surprised at the intense desire on the part of these staff members to deliver the highest in customer satisfaction and a return to shareholders.

It is my opinion that this is a fine group upon which to build our strategy for the future. And to assist our team in the U.S. we’re now able to realize the benefits of a very difficult and expensive enterprise management software installation. Now we’re bringing to market a suite of management tools, measurements, and implementation tools that are second to none.

The third resource is our cohort of service providers and suppliers. I’ve had a chance to visit personally with our primary equipment vendors, our financial services providers, and our outsource vendors. And I am convinced that each and every one of these business partners is committed to maintaining solid, professional, and mutually beneficial relationships with us going forth.

And finally I observed that our board of directors has been and continues to be a group of seasoned professionals who are committed to Danka’s success and are willing to invest their time, energy, and considerable expertise to that end.

Now with these observations as background we’re seeking to refresh both our approach to the market and what is required to be successful in it. I am convinced that being a multi-vendor provider is a good thing and that it genuinely enables us to provide our customers with the best available copier product and the document management solution best suited to their needs.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

I believe our current capabilities include fleet management techniques which enable us to manage both copier and printer applications for our customers. But in the near future I believe we will need a much more robust strategy regarding printers than we have as a result of investments made to date. I’m not prepared to draw any conclusions on that now.

With regard to our core business I believe that this business rather than being categorized as a national or international business should best be called a multi local one.

I’ve observed that the competitors which we most frequently face off against are local or regionally focused ones. And it is generally these players whom we have to beat to be successful.

To that end we began the reorganization of Danka along market lines last October and completed it when I arrived. In the process we have become a flatter and more nimble organization. For example we’ve removed two managerial layers between the sales persons on the street and the CEO.

We have refocused our target market on customer segments where our industry or product expertise can bring added value, where competition is not based only on nominal pricing, where we have critical mass in the market place, and where we can leverage the time of our marketers and service personnel.

Today a fully empowered Danka decision maker sits in every major market we serve. He or she has all of the components of sales, service, specialized experts and the like to bring to bear on his or her market as well as new management tools to enable them.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

We have made the commitment to provide the needed resources to those market managers including the latest in training investments, service tools, inventory support and decision making authority.

To support this we have reorganized and strengthened our incentive plans to support the new structure and the service quality goals we have for our customers. We have made every incentive plan goal congruent with shareholder value.

And by the way the early returns indicate that the principles imbedded in these plans are starting to take root and we are seeing the outcomes we were expecting from our sales force and managers.

We have set about to redefine what sales excellence is at Danka. While machine pricing will always be an important factor in a client’s choice of vendor in our space we believe that the customers should expect a good deal more from us than just that.

Our customers deserve to get solutions to their documenting management problems and well thought out outcomes which satisfy their needs. This means that our marketing and service staff must not only be expert on product functionality and features they must also have in depth knowledge of the customer’s business needs and preferences.

Our marketers must be able to spot opportunities for savings and efficiency that others have overlooked. And we’re going to place much greater emphasis on providing document management solutions in highly complex customer environments.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

We are setting a similar high standard for our field service personnel and systems engineers at the same time. We’re investing in the resources it will take to make them successful as well.

And we’ve re-established the working relationship we have with out outsourcers to be sure that their metrics are consistent with our demands for high quality customer experiences in dealing with our company.

We have made further customer service commitments through the significant enhancements to our Internet portal enabling our customers to more efficiently interact with our Danka staff.

We’re raising the bar in all levels of the organization to a higher standard of excellence with a zero defects mentality. And we are empowering our staff with new tools that will help them move toward that goal.

In summary it should be obvious that over the near term our strategy is to execute with excellence in our core business and to seek to differentiate ourselves with the highest quality service to our customers, error-free implementation of customer business relationships, and fresh innovative insights in the market place.

And I am quite confident that if we carry out this strategy with discipline and determination we will be successful.

Now Ed and I will be happy to try to answer any questions you have.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1. Again that is star then the number 1 to ask a question. We’ll pause for just a moment to compile the Q&A roster. Your first question is from the line of Bob Evans.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Bob Evans:	Good morning gentlemen.

A.D. Frazier:	Good morning.

Ed Quibell:	Hi Bob.

Bob Evans:	Hi. One - a couple detail items. One is do you happen to know ballpark the analog digital mix of your service - your install base?

Ed Quibell:	Yeah Bob in the Q4 it was down to 21%. That’s down from 23% last quarter.

Bob Evans:	Okay. So is - I think it’s been going down 2 to 3 points a quarter. Is that a trend we should expect to continue?

Ed Quibell:	I think so. Although I’m sure at some stage it’ll flatten out and it will an element that will hang around longer.

Bob Evans:	Okay.

Ed Quibell:	That’s what we have been seeing.

Bob Evans:	Okay. And as it relates to your cash it went up significantly this quarter. I mean, did you have any - I was wondering I knew you had talked previously about perhaps making the European tax payment. Was that made this quarter?

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Ed Quibell:	Yes we made the payment. In fact I think it might be just about a million dollars left to be paid - just slightly more than that. But the original settlement was $10 million. That was paid. And yeah that was done last quarter.

Bob Evans:	And the cash forefront looks like cash from working capital and operations at around $50 million? Is that correct?

Ed Quibell:	Yes that’s correct. There was a - cash itself is up about $25 million but there was a $10 million line that’s been drawn down we only paid off straight of the quarter so the net number is about $15 million.

Ed Evans:	Okay. And can you comment further A.D. on your - you said - you made some comments about compensation, but could you elaborate a little bit in terms of how your management team will be measured and your sales force will be measured?

A.D. Frazier:	Certainly. It is fundamental to my view of the business that incentive compensation must ultimately tie to shareholder value. It’s inconceivable to me that people would get paid incentives and the shareholders not realize some value from their investment.

We took the incentive compensations from top to bottom — including the management incentive compensation at the top and the sales incentive compensation at the bottom — and restructured them to put greater emphasis on margins, greater emphasis on division or market profitability, and greater emphasis on creating cash, not just focus them on revenue.

So we’d like to think — and we started this way — we’d like to think we got it done that each and every incentive comp plan in our company has shareholder value as some element of it.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Bob Evans:	Shareholder value - do you mean EPS or other measures in terms of when you’re looking at shareholder value?

A.D. Frazier:	I’ve never known many other ways to talk about shareholder value. When you get right down to it they’re earnings per share.

Bob Evans:	Okay just clarifying. And your point number - I think it was your third point in terms of — I got interrupted a little bit — but when you’re doing your walk through in terms of - I think you had said you were maybe going off in some other areas and you need to focus back in terms of maybe the products you were offering or services you were offering.

Could you elaborate on that as well?

A.D. Frazier:	Certainly. Remember when I said at the opening of my presentation keep in mind that the economics of Danka’s business are fundamentally different than they were at the beginning of ‘05. And that is the work of people — not me — I’ll be glad to give them credit for it and then exploit the events.

Over the course of the years our management made forays - strategic forays into alliances or business lines that were similar to or allied to copier servicing that were aimed at exploiting our service capability where we wouldn’t have the copier involved.

In some of those I don’t look at the economics as being praiseworthy at this point. We’re going to be good business partners wherever we have made alliances but over time I’m going to revisit each and every one of those and decide if we’re moving in the right direction, whether our partners are thinking we’re moving in the right direction, or not.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

But the message I want to send is that the thrust of our effort here is going to be on our base core business — copiers and servicing copies.

Bob Evans:	Okay. The focus may not be as much on service - being a broad service provider to others that don’t necessarily include products that you’ve sold.

A.D. Frazier:	That’s exactly right. The use of the scarce service resource is one that is important to us and it’s elemental to our ability to sell new business in the copier sector.

In Europe our experience has been better than in the United States in this service only strategy because we had some excess capacity in that regard. And so the European approach is a little different because their circumstances are different. We’ll continue to pursue those strategies a little more robustly in Europe.

Bob Evans:	Okay. The focus of that should we see if you are successful better service gross margins?

A.D. Frazier:	We’d like to think so. How long it will take to reach a measurable point and know that this is the causal factor I couldn’t tell you right now.

Bob Evans:	Okay. Fair enough. I will - just could you comment also on equipment margins were down this quarter. Could you just elaborate on that and I’ll let others ask questions.

A.D. Frazier:	Well I’m probably not the best one to talk about the last quarter since I wasn’t here. Ed do you want to have a comment on that?

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Ed Quibell:	Yeah I think equipment margins were down slightly. We didn’t see any really specific reason other than just general competitive pressure around the market.

Bob Evans:	Okay. All right. Thank you.

Operator:	Your next question comes from the line of Burton Weinstein with Cedar View Capital.

Ed Quibell:	Hi Burton.

Operator:	Mr. Weinstein your line is open.

Burton Weinstein:	Oh hi. Good morning. I’m sorry. My phone was on mute. I have a number of questions for you guys. Number one why did you guys need to draw down the revolver in the quarter?

And number two can you talk a little bit more about potential for future asset sales? And then I’ll follow up with a couple of questions after that.

Ed Quibell:	A couple of quarters ago we started drawing down on the revolver just to flatten out the seasonal cash flow within the quarter itself. So on a regular basis we go in and out of the revolver - no specific reason. We could quite easily have paid it down. At quarter end we paid it down just shortly afterwards.

But we go in and out of the revolver as need be and use it in that way. The net number as I pointed out earlier was still about $15 million increase in cash. And so - and what was your second question?

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Burton Weinstein:	My second question was really (unintelligible) asset sales of non-core locations and geographies. Can you talk about what’s on tap for the future there?

A.D. Frazier:	Not specifically. This is A.D. I wouldn’t want to speculate on what specific property we would want to deal with. But what I am doing is looking at every market and every asset in every market that we have to determine which ones I believe are core to the long term success of this company.

Selling assets or consolidating markets is something not unique to Danka. Other players in this business and other industries do it literally all the time. So I don’t look at this as a main line of business but I look at something that we do as we trim our focus. But I can’t speculate on which asset we would work on first.

Burton Weinstein:	Okay. Obviously this last quarter you were slightly EBITDA negative and understanding that you’re not going to be cutting expenses in the sales and service area and assuming the pricing of (unintelligible) doesn’t improve how do you propose how to have a more positive EBITDA result going into the future?

A.D. Frazier:	I think what I said was that we weren’t going to cut expenses by reaching out to the salesperson and service person on the street. It’s important to us to maintain those relationships particularly now.

But as we implement some of the tools that the Oracle installation albeit it cumbersome and costly and painful as they most always are then it per force will suggest that we don’t need as many manual processes as we do so that’s where we’re going to take it out.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Burton Weinstein:	And my last question is just can you comment on your view of the balance sheet and all your options with respect to liquidity? I know you have cash right now but, you know, how do you see yourselves looking out two to three quarters?

A.D. Frazier:	Well balance sheet management is something that is a key strategic prior for this management team. I’ve said on a couple of occasions that I intend to run this company for the benefit of all the shareholders - all the stakeholders. So if you take that in mind then we’re going to want to deal with each of those components.

We’re now working on ways to do that and we’ll do more on that as the year goes on. But I think to speculate on specific steps right now probably wouldn’t be fair. Just know that this is an issue that is very much on our minds and we have we think some pretty interesting ways to deal with it.

Burton Weinstein:	Great. Thanks very much gentlemen.

Ed Quibell:	Thanks Burt.

Operator:	Your next question is from the line of Jay Wigdale with Lake Front Partners.

Jay Wigdale:	Thank you. I want to go back to some of your comments - regarding really it almost sounds like you’re pushing the entrepreneurial spirit back out to the feet on the street. And that you had mentioned that you are already seeing some of the results from those efforts. How are you quantifying that?

A.D. Frazier:	Jay — is it Jay?

Jay Wigdale:	Yeah.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

A.D. Frazier:	I think you’ve got it sir. We are pushing the decision making responsibilities and authorities out as far into the market place as we can. And with the new tools that we have we can do it a good deal farther with serious controls than we could in the past.

It’s my belief that market managers are better able to make asset allocation decisions and go to market strategy decisions with products than we are here at the head office. So we’re going to - we’re letting them - encouraging them to take the bit in their teeth and get going.

My experience so far is anecdotal. I’ve visited as I told you 14 town hall meetings in New York and Chicago and in Nashville for example - and Houston for example or Atlanta.

I can tell you that the enthusiasm for this approach runs high. And I think we’re going to see that enthusiasm translate into sales of copiers profitably and sales of service contracts.

Ed Quibell:	I think a big element of that is the point that A.D. made on having the tools and the ability for the people out in the field to be able to make the decisions and that we can get the information flowing backwards and forwards. And I think that’s been a big move that we have made in the last month or two.

Jay Wigdale:	I mean, I think that that is going to be a huge psychological differentiator at least for at least the people on the street. My question is how - if you’re going to give them all the authority how are you going to control the pricing aspect of it?

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

A.D. Frazier:	Well I’m pleased that you asked that question too. We have pricing parameters built into any model we provide. And I for one can drill all the way down to an individual deal - all the way down to an individual account manager’s prospect list.

There are parameters that are built in where the salesperson has the authority to make a deal. Beyond that parameter he can’t or she can’t make that deal and so forth.

So through a series of cascading authority levels we’re able to protect that which we think we need to protect. And I’ll tell you woe be to the person who tries to abuse that process. I’ll take care of them.

Jay Wigdale:	Perfect. Thank you.

Operator:	Your next question is from the line of Todd Miranowski with Silver Point Capital.

Todd Miranowski:	Good morning guys.

A.D. Frazier:	Hi Todd.

Todd Miranowski:	How are you doing?

A.D. Frazier:	Good.

Todd Miranowski:	Quick question for you - two questions actually. The first is how much did you guys spend in Q4 on severance costs related to the management turnover?

Ed Quibell:	I think we did publish the separation agreements Todd.

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Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Todd Miranowski:	Okay.

Ed Quibell:	And there were certain elements in there. I think that’s public record. Is that what we’re talking about?

Todd Miranowski:	Yeah I’m just trying to figure out, you know, how much of a hit earnings took in Q4 as a result of sort of one-time severance type payments.

Ed Quibell:	Yeah as I say it is public record and I would say it was probably around a million and a half on that specific one.

Todd Miranowski:	That’s helpful. And then the second question you mentioned a couple times today the Oracle installation. I’m curious is that complete now and how much did you spend in the last fiscal year on that installation?

A.D. Frazier:	You answer the spend part.

Ed Quibell:	The spend part is, you know, I think the majority of the cost was incurred upfront. We have spent a few million dollars with outside consultants over the year in rolling out new modules in expense control and approval mechanisms and sales on-line.

But we didn’t have to buy anything or do anything because all of that had already been purchased and expensed. So it was much more a rollout which is kind of done in the normal run of the (unintelligible). And so we’d have our normal licensing and maintenance costs but we’ve had those all along.

Todd Miranowski:	Right.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

A.D. Frazier:	Is this Todd?

Todd Miranowski:	Yes.

A.D. Frazier:	It’s A.D. Frazier. Have you ever been through an Oracle installation?

Todd Miranowski:	I have not.

A.D. Frazier:	Well it’s tough. And it generally turns out to be costly and meddlesome and bothersome. And people make claims about the functionality and features of it that are hard to deliver because the inputs are harder to define than people though. It’s a mess. I’m not sure it’s any better or worse than any other enterprise management software.

From where I sit I am probably the luckiest guy on the planet because all of that work down in the trenches is done. And what I’m reaping the benefit of is all of the tools and the functionality - both measurement tools, productivity management tools, contract development tools, pricing tools, profit center management tools, all of those promises are now being fulfilled. And I didn’t have to go through the sweat and pain.

Todd Miranowski:	Okay. Great. Thank you.

A.D. Frazier:	But just now the suite of management reporting and productivity enhancing tools are just now coming to the fore contemporaneous with my arrival although I deserve not one (unintelligible) of credit for it.

Operator:	Your next question is from the line of Randy Ridenour with UBS.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Randy Ridenour:	Good afternoon gentlemen - or morning. I have a question about your outstanding debt. As I see it I believe there’s about $63 million in the 10% bond that’s due in ‘08. And the $175 million 11% notes are they due on July 1 of ‘08?

Ed Quibell:	No. They are in July of 2010.

Randy Ridenour:	Ten. Okay. And I don’t believe that there was a requirement for a sinking fund and I’m curious to know if you have any plans as to how that would be handled in ‘08 on the $63 million?

Ed Quibell:	I don’t know of any requirement on the sinking fund.

Randy Ridenour:	I don’t think there is.

Ed Quibell:	There is not. And, you know, so from that point of view we’re just focusing on as, you know, A.D. mentioned looking at our balance sheet, improving our overall performance and we do have other areas we’re working on to be able to meet the obligations in ‘08 and then ‘10.

Randy Ridenour:	Okay. Good. I thank you very much.

Ed Quibell:	Thank you.

Operator:	Your next question is from the line of Jonathon Dickey with Wachovia Securities.

Jonathon Dickey:	Yes. Thank you very much for the call. Ed I wanted to go back. One of the previous questions had to do with some additional payments you made during the year - some tax payments and the like.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Those are all behind so I guess my question is are there any other — I don’t want to categorize them as special — but any other additional cash payments in the coming year expected for special items?

Ed Quibell:	I don’t know of any specific special items. You know, we do have some (unintelligible) on our restructuring charges which, you know, cash will keep going out, you know, particularly in some of the European areas that’s kind of built into the plan.

But the rest of it we don’t anticipate any major capital expenditures this year so I don’t see any major exceptional cash out flowing this year.

Jonathon Dickey:	Okay. Second question is also cash related. I see here that your net debt I guess went from about $150 million to $175 million rounded. Could you make any comments on that?

Ed Quibell:	During the year, I mean, that’s looking year over year we were a user of cash. And I mean that was the main reason for the net debt changing was the fact that we did use cash during the year and that relates specifically to the fact that we made losses and we also improved our AP situation in some of our areas of working capital.

Plus if you take into account some of the restructuring charges which we had to incur was the main reason for the actual net debt moving up. So it’s pretty much related to the results and the various things we did during the year.

Jonathon Dickey:	And what I hear you say I believe (unintelligible) is that a good bulk of those restructuring — whether it be the Oracle or the other changes that have been made — we’re putting that behind us now?

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Ed Quibell:	Absolutely. I think there will be some small restructuring going forward. We will continue to look at, you know, cutting our costs where necessary. And in some cases that does require some cash outlay but not to the same extent that we’ve seen behind us. And definitely as far as the systems are concerned we don’t see any huge major capital expenditure going forward.

Jonathon Dickey:	Okay the - I have two more questions. On the April 1 debt that was just brought up you did mention that you have some things that you’re working on to address — I won’t call it the refinancing — but that debt has to be paid April 1 of ‘08. And the time is getting shorter and shorter.

So can you say that you’re actively exploring various alternatives there? I mean, there’s no plan in place yet that you’re working on?

A.D. Frazier:	Could I respond to that? His name is Jonathon?

Ed Quibell:	Jonathon.

A.D. Frazier:	Jonathon this is A.D. Frazier.

Jonathon Dickey:	Thank you.

A.D. Frazier:	We’re doing exactly what you think we would be doing recognizing that maturity schedule. We are working on how we deal with it and the alternatives we have to do so and working with our advisors on these matters and it’s pretty much an open field at this juncture. You must know that we are focused on that balance sheet and what it requires us to do.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Jonathon Dickey:	Thanks very much for that. My last question is I noticed the announcement of a small change in the composition of your board that was made maybe I don’t know three or four weeks ago?

A.D. Frazier:	Yes. It’s - when I joined the board Cypress Group had two board members — (Chris Hardin) and (Jamie Singleton). But in the course of the last two months (Jamie Singleton) has stepped aside and another person has come in to take his place.

What Cypress is entitled to do is at this point they’re entitled to have four board seats. So we had one replacement and one new person so they have three board seats presently all as a part of the structure of the deal they made with Danka several years ago. And frankly we’re glad to have them because they’re good guys.

Jonathon Dickey:	Thank you very much.

Ed Quibell:	Jonathon it’s also important to realize that we’ve always had 10 directors and we had a retirement early in the year so we’re kind of back to our 10 at the moment.

Jonathon Dickey:	Okay. Thanks.

Ed Quibell:	Your next question is from the line of Alexi Coscoros with Bear Stearns.

Alexi Coscoros:	Hi there. Just a quick question for A.D. You know, numbers have been pretty poor recently. I was wondering I didn’t really get a very clear sense from your comments earlier on.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Just wondering whether you can identify, you know, maybe say three of the areas where you’re unprofitable and where you’re losing money from a cash flow perspective and what the plan is to address those issues.

Because I think that’s, you know, probably something would be pretty useful for us as we try and size up a new management team’s plans for this company on a going forward basis. Thank you.

A.D. Frazier:	Thanks for the question Alexi. This is such a simple plan that I don’t want to be stating the obvious with an air of discovery. I’ve been here two and a half months. I thought it was important to reach out to every person in the company, our major customers, and all of our service providers and suppliers, and let them know that we were going to stir up some activity in the company.

I used as the pivot point on that the company’s profit plan process and it is that set of financial commitments that are guiding us through the first six months or so - nine months - year of my tenure here for lack of anything more discriminate or perhaps more effective. It’s probably not much more effective.

So the - without focusing on any one particular area what we were able to do is to take out a fair amount of the overhead related to the sales process, reduce the need for some back office staff because we put in place some automated tools.

We’re even going to restack the building here and save $2 million in so doing. So I don’t - there’s no more elegant answer than we set out and made a profit plan that said this is what you’re going to do.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Alexi Coscoros:	So is it safe to say that you’re effectively trimming costs on the tail of prior management’s restructuring plan?

A.D. Frazier:	That is half of it. No the major thrust of where I’m going is to get us out into the market and sell business and sell it profitably. That’s what I said in my opening remarks. And that is the 98% of where I’m going to be spending my time this year. It is - the remaining expense trimming is just that - expense trimming.

Alexi Coscoros:	Okay. So in terms of selling the product I was just curious specifically how will your plan to energize the sales force and to get the product in what is an even more compacted market place in particular as you’ve got Canon, you know, with the direct sales model in some of the (unintelligible) cities and the like.

How can we expect you folks to really differentiate yourselves, you know, particularly with some of the plans we’ve seen in recent years from prior management?

A.D. Frazier:	Well I don’t intend to do anything that would startle you. It’s the following. One is we’re focusing on markets and we’re going to walk away from some markets where cannot be profitable and we cannot service the business.

We’re going to focus on markets where we have a critical mass of installed copiers and we have an ample opportunity to push somebody else out and take their place.

We want to do that in order to make our sales force more efficient and also to make our service force more efficient. So target market selection is a key element of how we intend to work.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

The second thing is that we are obviously as you know a multi vendor provider and we offer Canon products. We also offer Ricoh products in Europe. We also offer Toshiba products in the United States.

And I intend to take full advantage of the opportunity to go to market with the differentiated product or a different product if we’re not strong in one of the other ones.

Lastly if I may say we have what I’ve come to believe is a pretty distinctive group who are capable of dealing with the very high end of the business - the very large machines, the very complex environments that they’re in generally in either large companies or print production.

And we’ve been pretty successful at displacing incumbents in that segment. And we’re going to go after that hard. Everywhere I’ve gone — everywhere — when I ask our clients why do you buy from us the answer generally is first class service.

So we’re making investments in the service cohort so that they are empowered and have the right tools to be effective - one-touch service, do it right the first time. And I honestly believe that there’s nothing magical about that strategy but for now it’s the way to get us out of the ditch.

Alexi Coscoros:	If I may ask a three prong question on the back of your comments there, is there a cost associated with leaving, you know, some of the areas we don’t have critical mass?

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

I’m somewhat perplexed that it hasn’t been done so far. I’m not sure whether one can point the finger at prior management in saying that, you know, they were insisting on a footprint which clearly was untenable.

So a, is there a cost with walking away from existing relationships and customers because you don’t have the critical mass? And secondly if I may ask do you anticipate - do you still have a problem with the lack of a high end competitive product from Canon in the copier business?

And lastly how do you view critical mass in some of the international locations. And, you know, certainly some of the assets have been sold in the past three or four years.

But is there - are you referring those in terms of critical mass? And if you could give us some highlights in terms of what you’ve seen so far. Thank you.

A.D. Frazier:	Well sure. I - when is say critical mass - let me first answer your first question about the cost of it. I can’t speak for prior management. It’s axiomatic to me that you look at markets or product lines for that matter and sell the ones that make money for you and dispose of the ones that don’t.

If you think there’s going to be a cost related to the markets we move away from it’s more like there’s going to be a cost savings in moving away from the markets that we’re going to walk away from.

Your second question was about high end?

Alexi Coscoros:	That’s right.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

A.D. Frazier:	What specifically are you referring to?

Alexi Coscoros:	Yeah product gap in the high end, you know, Canon copier line which I think was a problem at least for the majority of last year.

A.D. Frazier:	Yeah, you know, I’ve heard that. I’ve tried to speak to as many of our sales professionals in the field about that as I can. I am not altogether certain that I am as convinced that that product gap is as meaningful maybe as we thought it was in the past.

We have access to such a product. We sell such a product in Europe. And I really don’t see any reason why we shouldn’t sell such a product here.

Alexi Coscoros:	And in terms of my - the third prong - in terms of the international territories that...

A.D. Frazier:	Yes. What - you know, so much of this business I believe depends on market managers and legacy positions and innovation and support. There are some markets in Europe where we have a fairly large install base but they don’t seem to be able to make as much money as we would expect.

While you might think that’s a market where we have critical mass it may be that competitive conditions just will drive us away from it. On the other hand there are other markets in Europe where we are making a very attractive return in a highly competitive environment where we have a very large install base and we have very very good relationships.

So critical mass doesn’t just mean size. It may mean relationship position. It may mean position in the market. It may mean market share. It may be market share in a segment or two. But the key point is to build on where we are as opposed to trying to start from scratch.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Alexi Coscoros:	Thank you very much. Best of luck.

A.D. Frazier:	Thank you.

Ed Quibell:	Operator I think we have time for one more please.

Operator:	Okay your final question comes from the line of Douglas Meyer with Wachovia Securities.

Douglas Meyer:	Quick question for you. I know there’s some tax loss carry forward that you had. Do you have any plans to figure out ways to utilize that?

Ed Quibell:	Yeah. I presume you’re talking about that $3.6 billion in Luxemburg.

Douglas Meyer:	That’s what my guess is yeah.

Ed Quibell:	Yeah. As we’ve said in the past, you know, we consider these NOL’s as they’re currently structured to be of no value to us operationally and they’re recorded as such.

Can’t really speculate on whether they’re going to be of value to someone else. But, you know, like any other well managed company we’re constantly looking at all other opportunities we have to drive the value for our shareholders. And I can assure you we will continue to do so and we look at this as a potential asset as far as that’s concerned.

Douglas Meyer:	Thank you gentlemen.

DANKA

Moderator: Ed Quibell

06-07-06/9:00 am CT

Confirmation #1108518

Ed Quibell:	Thank you.

A.D. Frazier:	Okay I am perfectly willing to entertain a question or two more if there are questions but if there are not I would like to thank all of you for joining us on this call. We hope it’s been useful to you and we look forward to hearing from you as you see fit. Anything else Ed?

Ed Quibell:	No thanks

A.D. Frazier:	Thank you very much all of you.

Operator:	This concludes today’s conference call. You may now disconnect.

END